RESTRICTED STOCK UNIT
AWARD AGREEMENT

Pursuant to Section 8 of the 1993 Stock Incentive Plan (the “Plan”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), on November 6, 2012, the Compensation Committee of the Board of Directors of the Company authorized and granted to «First_name» «Last_Name» (the “Recipient”) an award of restricted stock units with respect to the Company’s Class A Common Stock (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement.

1.    Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan «RSU_Amount» restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement.

(a)    Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) obligates the Company, upon vesting in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.  The number of shares of Common Stock issuable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b)    Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture.  The Vesting Reference Date of this Award is June 1, 2012. Subject to Sections 1(c), (d), (e) and (f), the RSUs shall vest in equal annual installments over five years as follows:

% of RSUs Vested
Prior to first anniversary of the Vesting Reference Date	—%
First anniversary of the Vesting Reference Date	20%
Second anniversary of the Vesting Reference Date	40%
Third anniversary of the Vesting Reference Date	60%
Fourth anniversary of the Vesting Reference Date	80%
Fifth anniversary of the Vesting Reference Date	100%

(c)    Acceleration on Death, Disability or Retirement. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company by reason of the Recipient’s death, disability or retirement, all outstanding but unvested RSUs shall become immediately vested. The term “disability” means a medically determinable physical or mental condition of the Recipient resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of the Recipient’s life and which renders the Recipient incapable of performing the job assigned to the Recipient by the Company or any substantially equivalent replacement job. The term “retirement” shall mean (i) normal retirement after reaching age 65, (ii) early retirement after reaching age 55 and completing 10 years of service, or (iii) early retirement after completing 30 years of service without regard to age.

(d)    Certain Transactions. Notwithstanding any provision in this Agreement (but subject to the last sentence of this Section 1(d)), in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may, in its sole discretion and to the extent possible under the structure of the applicable transaction, select one or a combination of the following alternatives for treating this Award of RSUs:
(i)    The Award shall remain in effect in accordance with its terms;

(ii)    All or a portion of the RSUs shall, to the extent then still subject to the vesting restrictions, be released from the vesting restrictions in connection with the closing of the applicable transaction; or

(iii)    The RSUs shall be converted into restricted stock units or restricted stock of one or more of the corporations that are the surviving or acquiring corporations in the applicable transaction. The amount and type of converted restricted stock units or restricted stock shall be determined by the Company, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the applicable transaction. Unless otherwise determined by the Company, by action of the Compensation Committee, the converted restricted stock units or restricted stock shall continue to be subject to the forfeiture provisions applicable to the RSUs at the time of the applicable transaction.

Notwithstanding the foregoing provisions of this Section 1(d) to the contrary, no such alternative shall occur with respect to the RSUs to the extent that, if it did, a 20% tax would be imposed under Section 409A of the Internal Revenue Code on the Recipient.

(e)    Special Acceleration in Certain Events. Notwithstanding any other provision in this Agreement, upon a change in control of the Company, all outstanding but unvested RSUs shall become immediately vested. The term “change in control of the Company” means the occurrence of any of the following events:

(i)    The consummation of:

(A)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or

(B)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(ii)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(iii)    Any person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing 20% or more of the combined voting power of the then outstanding Voting Securities. For purposes of this Section 1(e), the term “person” means and includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company.

Notwithstanding anything in this Section 1(e) to the contrary, unless otherwise determined by the Board of Directors of the Company, no change in control of the Company shall be deemed to have occurred for purposes of this Agreement if (1) the Recipient acquires (other than on the same basis as all other holders of shares of Common Stock of the Company) an equity interest in an entity that acquires the Company in a change in control of the Company otherwise described under subparagraph (i) of this Section 1(e), or (2) the Recipient is part of a group that constitutes a person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a change in control of the Company under subparagraph (iii) of this Section 1(e).

(f)    Forfeiture of RSUs on Termination of Service. If the Recipient ceases to be an employee of the Company or a parent or subsidiary of the Company under circumstances where the RSUs have not previously vested and do not become vested pursuant to Section 1(c) or 1(d), the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Stock.

(g)    Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the shares of Common Stock underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Stock will be delivered to the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(h)    No Voting Rights; Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will be entitled to receive any cash dividends declared on the Common Stock underlying the RSUs after the RSUs have vested and the Common Stock has been issued. The Company shall accrue and pay to the Recipient on the vesting of the RSUs an amount in cash equal to dividends that would have been paid on the Common Stock underlying the RSUs after the date of the issuance of the RSUs. No interest shall be paid by the Company on accrued amounts.

(i)    Delivery Date for the Shares Underlying the RSUs. As soon as practicable, but in no event later than thirty days, following a date on which any RSUs vest (a “Vesting Date”), the Company will issue the Recipient the Common Stock underlying the then vested RSUs in the form of uncertificated shares in book entry form; provided, however, that if accelerated vesting of the RSU occurs pursuant to Section 1(c) by reason of the Recipient’s retirement or disability, the date of issuance of the shares underlying the RSUs shall be delayed until the date that is six months after the date of the Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code); provided further, however, that if accelerated vesting of the RSUs occurs pursuant to Section 1(d) or 1(e), the date of issuance of the shares underlying the RSUs shall occur as soon as practicable, but in no event later than thirty days, following the earliest to occur of (1) the Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code (but subject to the immediately preceding proviso)), (2) the Recipient’s death or (3) a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code. The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(j)    Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code can or will be made with respect to the RSUs. The Recipient acknowledges that, except as provided below, on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Value (as defined below) on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the shares otherwise issuable the number of shares having a Value equal to the minimum withholding amount. For purposes of this Section 6, the “Value” of a share shall be equal to the closing market price for the Common Stock on the last trading day preceding the Payment Date. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company. The Recipient acknowledges that under current tax law, the Company is required to withhold FICA taxes with respect to the RSUs at the earlier of (i) the issuance of shares underlying the RSUs or (ii) the date that the Recipient becomes eligible for retirement (or the date of grant of the RSUs if the Recipient is eligible for retirement at the time the RSUs are granted). To satisfy the required minimum FICA withholding in the event that Recipient is eligible for retirement, the Recipient shall, immediately upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy applicable FICA withholding requirements. If the Recipient fails to pay the amount demanded, the Company or the Recipient’s employer may withhold that amount from other amounts payable to the Recipient, including salary, subject to applicable law.
(k)    Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to terminate Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

2.    Non-Competition.

(a)    Consequences of Violation. If the Company determines that Recipient has engaged in an action prohibited by Section 2(b) below, then:

(i)    Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and shall have no right to receive the underlying shares or the related dividend equivalent payment; and

(ii)    If the Payment Date for any RSUs has occurred, and the Company’s determination of a violation occurs on or before the first anniversary of the Vesting Date for those RSUs, Recipient shall repay to the Company (A) the number of shares of Common Stock issued to Recipient under this Agreement on that Payment Date (the “Forfeited Shares”), plus (B) the amount of cash equal to the withholding taxes paid by withholding shares from Recipient on that Payment Date, plus (C) the amount of any dividend equivalent payment paid to Recipient on that Payment Date. If any Forfeited Shares are sold by Recipient prior to the Company’s demand for repayment, Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The Company may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.

(b)    Prohibited Actions. The consequences described in Section 2(a) shall apply if during Recipient’s employment with the Company, or at any time during the period of one year following termination of such employment, Recipient, directly or indirectly, owns, manages, controls, or participates in the ownership, management or control of, or is employed by, consults for, or is connected in any manner with:
(i)    if Recipient is, or was at the time of termination of employment, employed by the Company’s Steel Manufacturing Business (“SMB”), any business that (A) is engaged in the steel manufacturing business, (B) produces any of the same steel products as SMB, and (C) competes with SMB for sales to customers in California, Oregon, Washington, Nevada, British Columbia or Alberta;
(ii)    if Recipient is, or was at the time of termination of employment, employed by the Company’s Metals Recycling Business (“MRB”), any business that (A) is engaged in the metals recycling business, and (B) operates a metal recycling collection or processing facility within 75 miles of any of MRB’s metal recycling facilities;
(iii)    if Recipient is, or was at the time of termination of employment, employed by the Company’s Auto Parts Business (“APB”), any business that (A) is engaged in the self-service used auto parts business, and (B) operates a self-service used auto parts store within 75 miles of any of APB’s stores; or
(iv)    if Recipient is, or was at the time of termination of employment, employed in the Company’s Corporate Shared Services Division, any business that is described in Section 2(b)(i), Section 2(b)(ii) or Section 2(b)(iii).

3.    Miscellaneous.

(a)    Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof.

(b)    Interpretation of the Plan and the Agreement. The Compensation Committee shall have the sole authority to interpret the provisions of this Agreement and the Plan and all determinations by it shall be final and conclusive.

(c)    Electronic Delivery. The Recipient consents to the electronic delivery of notices and any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d)    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e)    Further Action. The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(f)    Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

SCHNITZER STEEL INDUSTRIES, INC.

By:
Authorized Officer